EXHIBIT 10.31


                              EMPLOYMENT AGREEMENT


                  Employment Agreement, dated as of November 21, 1996 (this "Agreement"), by and between Riviera Holdings Corporation and its wholly-owned subsidiary Riviera Operating Corporation (collectively the "Company") and William L. Westerman ("Executive").

                  This Agreement is intended to replace the Employment Agreement, dated as of January 6, 1993, as amended, between the Company and Executive (the "Old Agreement") effective as of January 1, 1997 and to provide for certain amendments to the terms of the Old Agreement effective as of the date of this Agreement.

                  The Company's Board of Directors and the Compensation Committee of the Board of Directors have approved this Agreement, subject to ratification by the Company's stockholders. In entering into this Agreement and in particular in amending the "Option Plan" (hereinafter defined) and in granting the "Additional Options" (hereinafter defined) to Executive, the Company acknowledges that (i) Executive has surrendered extremely valuable rights under the Old Agreement, including the right to receive 8-3/4% of the Company's Operating Income (as defined in the Old Agreement) in excess of $20 million in each year of the Term and (ii) Executive is not prepared to continue to act as the Company's chief executive officer unless he receives either the benefits specified in the Old Agreement or in this Agreement.

                  If the Company's stockholders do not ratify this Agreement by June 30, 1997, the Old Agreement will remain in full force and effect from January 1, 1997, and this Agreement shall be null and void, except for the "Special Retirement Credit" provisions of Section 6(a), which became effective on November 21, 1996 and shall remain in full force and effect. If the Company's stockholders do ratify this Agreement, the provisions hereof shall be effective on January 1, 1997 except for those provisions which become effective on November 21, 1996.

                  In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                  1. Employment. During the "Term" (hereinafter defined) the Company agrees to employ Executive as Chairman of the Board, President and Chief Executive Officer of the Company during the Term (as defined in Section 2 below) upon the terms and conditions and for the compensation herein provided, and Executive agrees to be so


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employed and to render the services herein specified.  Executive will also serve as a member of the Company's Board of Directors during the Term.

                  2. Term of Employment. The initial term of employment of Executive hereunder (the "Initial Term") will be for the two-year period commencing on January 1, 1997 and ending on December 31, 1998. The Initial Term will be automatically renewed for successive one year terms (each such renewal term being an "Extended Term" and the Initial Term, together with any Extended Terms being referred to herein as the "Term") unless (i) Company gives Executive at least 90 days' written notice of termination ("Company Termination Notice"),
(ii) Executive gives Company at least 180 days written notice of termination ("Executive Termination Notice") or (iii) unless the Term is terminated earlier by Company or Executive pursuant to the provisions of Section 11 of this Agreement. If both a Company Termination Notice and an Executive Termination Notice have been given the termination notice first given shall control.

                  3. Duties. During the Term Executive agrees to devote his full and exclusive business time and attention to the business of the Company and its subsidiaries (4 weeks vacation and sick leave in accordance with the Company's policy and personal time consistent with his position excluded); to devote his best efforts to the best of his skill, energy, experience and judgment to such duties. Executive shall have all the powers and agrees to perform all of the duties associated with his position as Chief Executive Officer of the Company, subject to such policies and guidelines as may be established by the Company's Board of Directors.

                  4. Salary. During the Term Executive shall receive a salary at the rate of $600,000 per annum, payable bi-weekly in arrears ("Base Salary").

                  5. Bonus. Executive shall be entitled to participate in the Company's Senior Management Compensation Plan or such other Executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). When at least 80% of targeted "Net Income", as defined by the Plan, is met, the Company has agreed that Executive shall be entitled to receive a bonus ("Bonus") under the Plan expressed as a percentage of Base Salary depending upon the percentage of budgeted Net Income realized as specified on Schedule A.

                  6. Retirement Benefits.

                  (a) Credits to Account. A general ledger account (referred to as the "Retirement Account"), has been established by the Company for the purpose of reflecting retirement benefits for Executive (the "Retirement
Benefits"). As at January 1, 1996, the Company had credited the Retirement Account with an aggregate of $1,710,000 and, as of

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December 31,  1996,  will credit the  Retirement  Account by the amount by which
Executive's incentive compensation under the Old Agreement for the year 1996 exceeds $600,000 ("Special Retirement Credit"). On January 1 of each year during the Term commencing January 1, 1997, the Company shall credit to the Retirement Account an amount equal to the Base Salary, to be paid to Executive for the current year of the Term which begins on such January 1, subject to the provisions of Section 3(b). Executive shall be deemed to be 100% vested in all Retirement Benefits in the Retirement Account. The Retirement Account shall be credited with additional amounts ("Interest Payments") on April 1, 1997 and on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer (the "Interest Rate") and
(ii) the average  outstanding balance credited to the Retirement Account for the
immediately   preceding   calendar   quarter.    Anything   in   the   foregoing
notwithstanding, in the event Executive is terminated for "Cause" (as defined in Section 11(b)(3)), Executive shall forfeit any and all rights to Retirement Benefits, and the Company shall have no further obligation to Executive for payment thereof.

                  (b) Rights to Retirement Account. The Company shall retain beneficial ownership of all monies in the Retirement Account, which it may earmark to pay the Executive's Retirement Benefits (however, such funds are to be subject to the interests of the general creditors of the Company).
Notwithstanding the foregoing, upon the occurrence of the earlier of (i) the affirmative vote of the then holders of a majority of the then outstanding shares of the Company's common stock approving a "Change of Control" (as defined in Section 11(d)), (ii) an Event of Default by the Company under Subsection 11(a)(1) or Subsection 11(a)(2) or (iii) the expiration or earlier termination of the Term for any reason (other than "Cause" as defined in Section 11(b)(3)), Executive may require, upon written notice delivered to the Company (within 30 days following such event) that, within 30 days following receipt of such notice, the Company establish a "Rabbi Trust" in the form attached hereto as Schedule B and transfer to such Rabbi Trust an amount of cash equal to the amount credited to the Retirement Account, including any additional amount credited to the Retirement Account under Subsection 11(c)(2)(ii), to be held and administered in accordance with the terms of such Rabbi Trust. Upon the crediting of any Base Salary Credits (as defined above) to the Retirement Account under Subsection 6(a) of this Agreement following the establishment of the Rabbi Trust, the Company shall transfer an additional amount of cash to the Rabbi Trust equal to the amount of such Base Salary Credits, to be held and administered in accordance with the terms of such Rabbi Trust.

                  (c) Benefits. The Retirement Benefits are to be paid as deferred compensation as follows:

                       (1) Payment Upon Termination Including Disability. Upon termination of Executive's employment, other than termination by the Company for Cause,

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including, but not limited to termination because of "Disability" (as defined in
Subsection (5) below), the Company shall pay to Executive in 20 equal quarterly installments the amount credited to the Retirement Account as of the Termination Date and the Company shall also pay to Executive as an addition to each such quarterly payment the additional amounts credited to the Retirement Account during the preceding quarter.

                       (2) Payment Upon Death of Executive. Upon the death of Executive at any time prior to the complete payment of amounts credited to the Retirement Account, all subsequent payments shall be made to the Executive's "Designated Beneficiary" (as defined below) in the same amount and on the same schedule as specified in (1) above provided that the date of death of Executive shall be treated as the Termination Date if no Termination Date has previously occurred and further provided that Company shall make within eight months of Executive's death a special payment equal to 60% of the value as of the date of Executive's death of all remaining payments hereunder and such special payment shall be treated a an acceleration of the final payments due.

                       (3) Designated Beneficiaries; Death of Executive or Designated Beneficiary. A "Designated Beneficiary" to whom amounts are payable under this Subsection 6(c) shall be the person designated in writing by the Executive on a form substantially similar to the form attached hereto as Schedule B (a "Beneficiary Designation Form") that is delivered to the Company prior to the Executive's death. Any such Beneficiary Designation Form may be revoked in writing by the Executive or may be changed, without the consent of any prior Designated Beneficiary, by the Executive's delivery to the Company of a Beneficiary Designation Form of later date revoking the prior form or specifying a new Designated Beneficiary. If the Executive fails to designate a Designated Beneficiary or if a Designated Beneficiary does not survive the Executive, all installments payable hereunder shall be paid to the Executive's personal representative or pursuant to the terms of the Executive's will or the laws of descent and distribution. If a Designated Beneficiary survives the Executive, but dies prior to receiving all remaining installment payments to be paid hereunder, any remaining installment payments shall be paid to the Designated
Beneficiary's  personal   representative  or  pursuant  to  the  terms  of  such
Designated Beneficiary's will or the laws of descent and distribution.

                       (4) Disability Determination. Executive shall be deemed to have become disabled ("Disability") for purposes of this Agreement, if Company shall find on the basis of medical evidence satisfactory to it that Executive is so totally mentally or physically disabled as to be unable to engage in further employment by Company and that such disability shall be determined to be such that it will cause, or actually does cause or has caused, Executive to be absent from work for a period, or aggregate of periods, in excess of three months in any one twelve month period.


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                       (5) Payment Commencement.  The installment payments to be
made to the Executive or Executive's estate, as the case may be, under Subsections (d)(1) or (d)(2), shall commence on the first day of the calendar quarter following the Termination Date. The installment payments to be made to the designated beneficiary upon the death of Executive shall commence on a date to be selected by Company but within six (6) months from Executive's date of death. Each installment payment shall be equal to the amount credited to the Retirement Account immediately prior to the date of such payment, divided by the remaining number of installment payments to be paid.

                       (6) No Trust. Except to the extent that a Rabbi Trust is created pursuant to Section 6(b), nothing contained herein and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and Executive, his Designated Beneficiary or any other person.

                       (7) No Assignment. The right of Executive or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged, or encumbered except by will or by the laws of descent and distribution.

                       (8) Incapacity of Beneficiary. If the Company shall find that any person to whom any payment is payable under this Agreement is unable to care for his other affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by Company to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provisions of this Section 6.
Any such payment shall be a complete discharge of the Company's liabilities under this Agreement.

                  7. Profit Sharing and 401(k) Plan. In addition to the Base Salary, Bonus and Retirement Benefits, Executive shall be eligible for participation in the Defined Contribution Plan adopted by Company by Adoption Agreement, dated April 1, 1992, as modified pursuant to the provisions set forth on the Term Sheet attached hereto as Schedule C and made a part hereof.

                  8. Additional Benefits and Compensation. During the Term, Executive shall be entitled to:

                  (a) life insurance, group health insurance, including major medical and hospitalization, comparable to such benefits offered to other key executives of the Company;


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                  (b)  reimbursement  for all  reasonable  expenses  incurred by
Executive in connection with the performance of his duties and in accordance with any applicable policy of the Board (including 100% of reasonable travel and entertainment expenses), subject to submission of appropriate documentation therefor; and

                  (c)  four weeks paid vacation during each year of the Term.

                  9. Options. On November 21, 1996, the Board of Directors took the following actions on behalf of the Company (subject to stockholder ratification):

                  (a) Amended the Company's Stock Option Plan ("Option Plan") to increase the number of shares issuable thereunder from 480,000 to 1,000,000 million shares of common stock.

                  (b) Amended the Option Plan to permit the grant to Executive of options to purchase an aggregate of 500,000 shares of common stock, of which options to purchase 200,000 shares have already been granted ("Old Options") to Executive.

                  (c) Granted Executive options ("New Options") to purchase 300,000 shares of common stock at per share Fair Market Value (as defined in the Option Plan) on November 21, 1996, with 25% of the New Options being vested immediately and 25% being vested on each of December 31, 1997, December 31, 1998 and December 31, 1999, provided that vesting of such options will be accelerated if the Term is terminated for any reason other than "Cause" or voluntary termination by Executive prior to 12/31/99 (as defined in Section 11(b)(3)), including a "Change in Control" (as defined in Section 11(a)(2)).

                  (d) Upon exercise by Executive of the Old Options and/or the New Options, the Company will lend (the "Loans") to Executive up to 40% of the spread between the option exercise price and the closing market price of the Company's common stock, multiplied by the number of shares being acquired upon exercise of such Options with the principal of each such loan and interest thereon at Interest Rate, being payable at the earlier of (i) on the second anniversary of each such loan, or (ii) out of the proceeds from the sale of the shares underlying each such exercised Option. The provisions of the New Options and the Loans are set forth in the Option Agreement, a copy of which is annexed hereto as Schedule D and to which reference is made for the complete provisions of the New Options and the Loans.


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                  10.  Indemnity.

                  (a)  The Company agrees:

                       (1) To use its best efforts to purchase and maintain during the Term of this Agreement a Directors and Officers Liability Insurance Policy covering liabilities which may have been or will be incurred by Executive in the performance of his services on behalf of Company provided, however, that if available, such insurance is at a cost Company believes is reasonable.

                       (2) Except as otherwise provided in Section 10(b), and to the fullest extent allowed by law, to indemnify and hold Executive free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Riviera Hotel and Casino (the "Hotel") or elsewhere, as a result of the performance by Executive of his duties under this Agreement irrespective of whether alleged to be caused, wholly or partially, by Executive;

                       (3) Except as otherwise provided in Section 10(b) below, to reimburse Executive upon demand for any money or other property which Executive is required to pay out for any reason whatsoever in performing his duties hereunder, whether the payment is for charges or debts incurred or assumed by Executive or any other party, or judgments, settlements, or expenses in defense of any claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against Executive or the Company, jointly or severally, because of the condition or use of the Hotel, or acts or failures to act of Executive, or arising out of or based upon any law, regulation, requirement, contract or award; and

                       (4) Except as provided in Section 10(b), to defend any claim, action, suit or proceeding brought against Executive, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Executive from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claim, actions, suits or proceedings may be brought.

                  (b) Notwithstanding the foregoing, the Company shall not be liable to indemnify and hold Executive harmless from any liability described above which results from the gross negligence or willful misconduct of Executive.

                  (c) If (i) the Company shall be obligated to indemnify Executive, or (ii) a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which Company may become obligated to Executive hereunder, Executive shall give prompt written notice to the Company of the occurrence is such event. The Company agrees to

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defend,   contest  or  otherwise   protect   against  any  such  suit,   action,
investigation, claim or proceeding at the Company's own cost and expense. Executive shall have the right but not the obligation to participate at his own expense in the defense thereof by counsel of his own choice. In the event that the Company fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, Executive shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Company including, without limitation, reasonable attorney's fees, disbursements and all amounts paid or payable as a result of such suit, action, investigation, claim, or proceeding or compromise or settlement thereof.

                  11. (a) Events of Default. The Term of employment of Executive hereunder and any obligations of Executive hereunder (except with respect to any obligations set forth in Section 12 hereof) may be terminated, at the option of the non-defaulting party (which termination by the non-defaulting party shall be deemed involuntary), upon the happening of any of the following events (which shall be deemed to be "Events of Default"):

                           (1)      If the other party shall breach, default or
fail to comply in any material respect with any covenant or agreement contained in this Agreement followed by written notice from the non-defaulting party to the other and failure of the defaulting party either to remedy or correct such breach, default or noncompliance within thirty (30) days after receipt of such notice; and

                           (2)      A "Change in Control" (hereinafter defined),
without Executive's prior written consent, which shall be considered an Event of Default by the Company.

                        (b) Other Termination. In addition to the Events of Default set forth in Section 11(a) above, the Term of employment of Executive hereunder shall be terminated upon the happening of the following events:

                           (1)       The mutual consent of the parties hereof;

                           (2)       The death or Disability of Executive;

                           (3) The Executive shall have been finally adjudicated
by a court to have committed a felony, fraud, or a crime involving dishonesty, whether or not involving the Company ("Cause"), provided that pending such final adjudication, the Company shall set aside in an escrow account, which shall be a separate, non-commingled, interest bearing account, from the date of an allegation of Cause, the following amounts which would not be payable in the event of Executive's discharge for Cause: (A) the Base Salary; (B) the

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Retirement Benefits and (C) the Bonus; provided, however, that (I) if such final adjudication or other disposition is favorable to Executive, all escrowed amounts (including any interest accrued thereon) shall be paid to or for the benefit of Executive promptly, (II) if such final adjudication is unfavorable to Executive - i.e. Executive is found to have committed a felony, fraud or a crime involving dishonesty - then all escrowed funds (including any interest accrued thereon) shall be paid to the Company promptly and Executive shall have no further interest therein; or

                  (c) Remedies. (1) The remedies of each of the parties upon the occurrence of an Event of Default by the other party specified in Section 11(a)(1) shall be cumulative and not exclusive. However, no party shall be obligated to the other for punitive or other forms of speculative or expectancy damages. In addition to any and all such other remedies, the provisions of this Agreement requiring the performance of an affirmative act by a party or requiring a party to refrain from the performance of specific act, shall be enforceable by injunctive proceeding or by a suit for specific performance.

                           (2)      Upon the occurrence of an Event of Default
specified in Section 11(a)(2), Executive may, by giving not less than 90 days notice to the Company, terminate all of Executive's obligations under this Agreement (except for those specified in Section 12), effective upon the date specified in such notice (the "Termination Date"), and shall be entitled to (i) have credited to his Retirement Account an amount equal to one year of Base Salary (in effect upon the Termination Date) credited to the Retirement Account and (ii) 100% vesting on stock options held by Executive.

                  (d) "Change of Control" means any of the following: (i) all or substantially all of the assets of the Company are sold as an entirety or as part of a series of transactions to any person, (ii) the Company engages in any merger, consolidation, sale of capital stock, sale of equity interests or any other transactions with any other person, with the effect that after such transactions the holders of common stock of the Company immediately prior to such transactions own, directly or indirectly, in the aggregate less than a majority in voting interest of the total voting power entitled to vote in the election (A) of directors of the Company, if the Company is the surviving entity, or (B) of directors, managers or trustees (1) of such other person, if the Company is not the surviving entity, or (2) of such other person that purchases all or substantially all of the Company's assets; (iii) any person who, as of the date hereof, does not have 10% or more of the common stock of the Company, acquires a majority in voting interest of the total voting power entitled to vote for directors of the Company (otherwise than by reason of the voting provisions of any preferred stock of the Company); (iv) any person acquires more than 50% of the total voting power entitled to vote for directors of the Company; or (v) any person acquires more than 50% of the total voting power entitled to vote for directors, managers or trustees (X) of such person other than the Company surviving any of the transactions referred to in clause
(i)

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above,  or (Y) of such other person that purchases all or  substantially  all of the Company's assets. A "person" for the purposes hereof, shall include an individual corporation, partnership, trust or group acting in concert. A person for the purposes hereof, shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

                  12.      Confidential Information; Non-Competition.

                  (a) During the Term and for a three year period commencing on the termination of the Term of this Agreement for any reason, (i) Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses which shall not be public knowledge (other than information which becomes public as a result of acts of Executive or his representatives in violation of this Agreement), including, without limitation, customer/client lists, matters subject to litigation, and technology or financial information of the Company or its subsidiaries, and (ii) Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing.

                  (b) Except as otherwise provided in this Section 12(b), during the Term and for a three year period commencing on the termination of the Term of this Agreement for any reason, the Executive will not, directly or indirectly, (i) own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultant or otherwise with, or have any financial interest in (except for (A) ownership as of the date hereof, (B) any ownership in the common stock of the Company, or (C) any ownership of less than 5% of the outstanding equity interest in any entity) any hotel/casino located in Clark County, Nevada or (ii) solicit or contact any employee of the Company or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates for the purpose of being employed by Executive, an employer affiliated with Executive, or any competitor of the Company or any affiliate thereof. The provisions of Section 12(b) shall not apply in the event of (i) any involuntary termination by the Company of Executive's employment under this Agreement or (ii) the occurrence of a Change of Control.

                  (c) Executive acknowledges that the provisions of this Section 12 are reasonable and necessary for the protection of Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting of a bond therefor)

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for the purposes of restraining Executive from any actual or threatened breach of such provisions.

                  13.      Miscellaneous

                  (a)  This   Agreement   shall  be  governed,   construed   and
interpreted in accordance with the internal laws of the State of Nevada applicable to agreements executed in that State.

                  (b) This Agreement supersedes all prior agreements and understandings among the parties, and contains the full understanding of the parties hereto with respect to the subject matter hereof. Any change, modification or waiver of this Agreement must be in writing, signed by both parties hereto or, in the case of a waiver, by the party waiving compliance. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. The captions of each article and section are intended for convenience only. All references herein to days, weeks and months shall mean by calendar; unless specifically stated to the contrary. All references herein to the singular shall include the plural, and all references to gender shall, as appropriate, include other genders. All representations and warranties made hereunder shall survive the execution and delivery and closing of this Agreement. The Company consents to the execution of a memorandum of this Agreement and the filing and recording of such memorandum with any governmental body or agency having jurisdiction over the filing or recordation of interests in real property. At the termination of this Agreement, Executive agrees to execute in recordable form an instrument sufficient to evidence said termination.

                  (c) It is the intention of the parties hereto that this Agreement shall not inure to the benefit of any third parties not parties to this Agreement, and it is specifically intended that no third party beneficiary relationships, benefits or obligations shall arise or be deemed to exist as a result of this said Agreement.

                  (d) This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, their heirs, assigns, successors and personal representatives, however, as a personal service contract, it shall not be assignable by Executive without the prior written consent of the Company.

                  (e) The failure or delay by either party in any one or more instances to enforce one or more of the terms and conditions of this Agreement or to exercise any right or privilege under this Agreement shall not thereafter be construed as a waiver of any such term, condition, right or privilege and the same and all other terms, conditions, rights or privileges under this Agreement shall continue to remain in full force and effect as though no such failure or delay had occurred.

                  (f) Any and all disputes between the parties hereto, however significant, arising out of, relating in any way to or in connection with this Agreement (including the validity, scope, and enforceability of this arbitration clause) will be solely settled by an arbitration conducted in accordance with the rules of the American Arbitration Association or any similar successor body before a panel of three arbitrators. Each party shall appoint one arbitrator. If a party fails to nominate an arbitrator within 10 days from the date when the claimant's request for arbitration has been communicated to the other party in writing, the appointment shall be made within 10 days thereof by the American Arbitration Association. The two arbitrators so appointed shall attempt to agree upon the third arbitrator to act as chairman. If the two arbitrators fail to nominate the chairman within 10 days from the date of appointment of the later appointed arbitrator, the chairman shall be selected within 10 days thereof by the American Arbitration Association. The arbitration shall be conducted with a view to commencing proceedings within 30 days from the date when the claimant's request for arbitration was communicated to the other party in writing and to rendering the award or other judgment not more than 15 days thereafter. The award or other judgment of the arbitrators shall be final, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law, and to share equally the fees and expenses of the arbitrators. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement. Such arbitration shall be held only in Las Vegas, Nevada. Pending resolution of the dispute, there shall be no stoppage by either party under the terms hereof; rather, the parties hereto shall perform diligently under this Agreement pending ultimate resolution of the dispute. By agreeing to arbitration, neither party hereto is waiving any benefit of any statute of limitations or other equitable defenses.

                  (g) No voluntary or involuntary successor in interest of the Company shall acquire any rights or powers under this Agreement, except as specifically set forth herein. Otherwise, the Company shall not assign all or any part of this Agreement.

                  14. Notices. All notices, requests, demands, directions and other communications provided for hereunder shall be in writing and delivered personally or mailed by certified or registered mail, return receipt requested, to the following addresses for each party during the Term or until such time as written notice, as provided hereby, of a change of address to be used thereafter is given to the other party, with copies to such legal counsel as each party, from time to time, may designate:

         Company                                       Executive
         -------                                       ---------

         RIVIERA HOLDINGS CORPORATION                  MR. WILLIAM L. WESTERMAN
         2901 Las Vegas Blvd. So.                      2901 Las Vegas Blvd. So.
         Las Vegas, Nevada 89109                       Las Vegas, Nevada 89109
         Attn:  Duane Krohn, Chief                     PERSONAL & CONFIDENTIAL
                Financial Officer

Notices delivered personally shall be deemed to have been given upon delivery; notices delivered by certified or registered mail shall be deemed to have been given seventy-two (72) hours after the date deposited in the mail, except as otherwise provided herein.

                  15. Government Approvals. Notwithstanding any other terms and provisions set forth in this Agreement, if is understood and agreed that the engagement of Executive hereunder, the obligation of the parties hereto, and the effect of the Agreement, shall be subject to the approval of each and all of the terms, covenants and provisions of this Agreement by the Nevada Gaming Authorities and other Governmental Authorities from whom approval, if any, is required under the laws of the State of Nevada, the County of Clark, or any and all other governmental agencies having jurisdiction thereover. Each of the parties hereby covenant and agree to exercise their best good faith efforts to proceed to obtain any and all such necessary approvals.

                  16. Compensation Under Old Agreement. Notwithstanding the provisions of Sections 4, 5 and 6 hereof, in no event shall the sum of Base Salary, Bonus and Credits to Retirement Account (excluding the Interests Payments) payable to or for the account of Executive in any year of the Term under this Agreement exceed the sum of Base Salary, Bonus and Credits to Retirement Account which would have been payable to or for the account of Executive under the Old Agreement and Executive shall instruct the Company as to the reductions of Base Salary, Bonus and Credits to






Retirement Account necessary to comply with the provisions of this Section 16.

                  IN WITNESS WHEREOF, the parties herein have entered into this Agreement the day and year first above mentioned.

COMPANY:                                        EXECUTIVE:

RIVIERA HOLDINGS CORPORATION


By:______________________                       ________________________
                                                WILLIAM L. WESTERMAN
  Its:___________________

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